News Release

CDI Corp. Reports First Quarter 2010 Results and Announces Dividend

Philadelphia (April 29, 2010) - CDI Corp. (NYSE:CDI) today reported financial results for the first quarter ended March 31, 2010 and announced a quarterly cash dividend.

For the quarter ended March 31, 2010, the company reported a net loss of $0.2 million, or $(0.01) per diluted share, compared to a net loss of $0.9 million, or $(0.05) per diluted share, in the prior-year first quarter.  Included in the current quarter results are $0.4 million in adjustments to deferred tax assets related to stock-based compensation.  Excluding these items, net earnings for the first quarter 2010 were $0.2 million, or $0.01 per diluted share.  First quarter 2009 net losses included $1.3 million in charges associated with severance and real estate exit costs.

First quarter 2010 revenue declined 8.2% (10.8% in constant currency) to $209.9 million compared to revenue of $228.7 million in the prior-year first quarter.

The company also announced a quarterly cash dividend of $0.13 per share to be paid on May 27, 2010 to all shareholders of record as of May 13, 2010.

“Signs of a modest recovery that we saw in the fourth quarter continued into the first quarter as our IT Solutions segment achieved year-over-year revenue growth of 12.0%,” said President and Chief Executive Officer, Roger H. Ballou.  “Additionally, permanent placement activity continued to improve on a sequential basis particularly in our Management Recruiters International segment as the domestic white collar employment market continued to recover.

“While we continued to see softness in some areas of our Engineering Solutions segment – particularly in the chemical, petrochemical and commercial aerospace markets as customer capital projects continued to be delayed – we did see an encouraging uptick in both engineering project bid activity and engineering staffing request-for-proposal (RFP) activity.”

Business Segment Discussion

CDI Engineering Solutions (ES) revenue declined 14.7% (17.2% in constant currency) versus the year-ago first quarter driven by a decrease in business by chemical, petrochemical and commercial aviation customers and also by an 8.4% decline in the Government Services vertical.  Operating profit decreased to $1.5 million, a decline of 57.4% versus the year-ago first quarter, driven primarily by the decline in revenue and by a reduction in higher-margin project engineering and permanent placement revenue.  ES operating profit in the first quarter 2009 included $0.8 million in severance and real estate exit costs.

Management Recruiters International, Inc. (MRI) revenue declined 1.8% versus the prior-year first quarter reflecting a moderating rate of decline in royalty revenue and a decrease in contract staffing revenue somewhat offset by an increase in franchise sales revenue.  Operating profit increased by $1.4 million on a year-over-year basis primarily due to ongoing expense controls and a shift in mix to franchise sales and royalties which have higher margins.  First quarter 2009 MRI operating profit included $0.2 million in reorganization charges.

UK-based CDI AndersElite (Anders) revenue declined 23.1% (29.9% in constant currency) versus the prior-year first quarter reflecting weak market conditions in the UK construction industry.  Anders reported an operating loss of $0.5 million versus an operating loss of $1.2 million in the year-ago first quarter reflecting effective expense controls somewhat offset by the decline in revenue.

CDI IT Solutions (ITS) continued to generate year-over-year revenue growth with a current quarter revenue increase of 12.0% when compared to the prior-year first quarter.  These gains were driven by successful business development efforts across most retail and national accounts. Operating profit increased by 46.3% to $1.8 million driven by the aforementioned revenue growth, operating leverage and effective cost control efforts during the quarter.  Operating profit in the year-ago quarter included $0.2 million in severance charges.

Corporate Summary

Corporate overhead costs decreased by 10.3% compared to the prior-year first quarter reflecting lower compensation and other cost control efforts.

“CDI ended the quarter with $76.3 million in cash and cash equivalents,” said Ballou.  “With our existing cash and cash equivalents, and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, shareholder dividends and potential strategic acquisitions.”

Business Outlook

“We are encouraged by the business momentum we are seeing in the ITS segment and in permanent placement demand, particularly in MRI,” said Ballou.  “Additionally, the previously-mentioned uptick in both engineering project bids and RFP activity suggests that higher-margin revenue growth could resume in our ES segment later in this business cycle.  Based on prudent steps taken in previous periods to reduce total operating and administrative expenses, we would anticipate that future revenue growth should produce significant operating leverage through the remainder of 2010.  We expect that overall second quarter 2010 revenue increases could range from 2% to 5% above second quarter 2009 revenue (or 1% to 4% in constant currency).”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address expectations or projections about the future, including, but not limited to, statements about the Company’s strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like “anticipates,” “believes,” “expects,” “may,” “will,” “could,” “should,” “intends,” “plans,” “estimates” and similar references to future periods. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness in the financial and capital markets, which may result in the postponement or cancellation of the CDI’s customers capital projects or the inability of CDI’s customers to pay the Company’s fees; loss of business and other adverse consequences as a result of the UK Office of Fair Trading decision or the Department of Justice investigation; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for the Company’s activities, including the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies or judicial decisions adverse to the Company’s businesses.  More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Note on Constant Currency Calculations

Constant currency year-over-year changes should be considered in addition to, and not as a substitute for or superior to, changes in revenue prepared on a US dollar reported basis. Constant currency year-over-year changes in revenue are calculated by translating the prior period’s revenue in local currencies into US dollars using the average exchange rates of the current period.

Contacts:

Vincent Webb	Mark Kerschner
Vice President, Corporate Communications & Marketing	Chief Financial Officer
215-636-1240	215-636-1105
Vince.Webb@cdicorp.com	Mark.Kerschner@cdicorp.com

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CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,		December 31,
	2010	2009	2009

Revenue	$209,940	$228,652	$217,199

Cost of services	168,433	181,225	176,232

Gross profit	41,507	47,427	40,967

Operating and administrative expenses (a)	40,892	48,078	47,406

Operating profit (loss)	615	(651)	(6,439)

Other income, net	52	259	16

Equity in losses from affiliated companies	(351)	(302)	(498)

Earnings (loss) before income taxes	316	(694)	(6,921)

Income tax expense (benefit)	500	226	(48)

Net loss	(184)	(920)	(6,873)

Less: gain (loss) attributable to the noncontrolling interest	7	-	(4)

Net loss attributable to CDI	$(191)	$(920)	$(6,869)

Diluted net loss attributable to CDI per share	$(0.01)	$(0.05)	$(0.36)

Average diluted number of shares	18,979	18,903	18,946

	March 31,		December 31,
Selected Balance Sheet Data:	2010	2009	2009

Cash and cash equivalents	$76,258	$66,019	$73,528

Accounts receivable, net	$180,757	$195,567	$176,677

Current assets	$271,999	$279,666	$264,697

Total assets	$379,407	$386,661	$375,034

Current liabilities	$95,672	$87,901	$87,193

CDI shareholders' equity	$271,035	$287,253	$274,755

Noncontrolling interest	$224	$-	$141

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,				December 31,
Selected Cash Flow Data:	2010		2009		2009

Depreciation and amortization expense	$2,554		$2,894		$2,678

Capital expenditures	$2,023		$1,721		$1,300

Dividends paid	$2,480		$2,465		$2,463

Free cash flow for the quarter ended March 31, 2010 is shown below:

Net cash provided by operating activities	$8,624
Less: capital expenditures	(2,023)
Less: dividends paid	(2,480)
Free cash flow	$4,121

	For the three months ended
Selected Earnings and Other Financial	March 31,				December 31,
Data:	2010		2009		2009

Revenue	$209,940		$228,652		$217,199

Gross profit	$41,507		$47,427		$40,967

Gross profit margin	19.8%		20.7%		18.9%

Operating and administrative expenses as a percentage of revenue	19.5%		21.0%		21.8%

Corporate expenses	$3,978		$4,435		$3,757

Corporate expenses as a percentage of revenue	1.9%		1.9%		1.7%

Operating profit (loss) margin	0.3%		(0.3	) %	(3.0	) %

Effective income tax rate	158.2%		(32.6	) %	0.7%

After-tax return on CDI shareholders’ equity (b)	(6.9	) %	3.4%		(7.0	) %

Pre-tax return on net assets (c)	(9.6	) %	7.5%		(9.7	) %

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,				December 31,
Selected Segment Data:	2010		2009		2009

Engineering Solutions
Revenue	$109,704		$128,555		$114,880
Gross profit	19,427		25,167		19,715
Gross profit margin	17.7%		19.6%		17.2%

Operating profit (loss) (a) (d)	1,470		3,449		(4,555)
Operating profit (loss) margin	1.3%		2.7%		(4.0	) %

Management Recruiters International
Revenue	$14,362		$14,621		$13,653
Gross profit	7,250		7,055		6,638
Gross profit margin	50.5%		48.3%		48.6%

Operating profit	1,431		4		1,009
Operating profit margin	10.0%		0.0%		7.4%

AndersElite
Revenue	$21,552		$28,034		$23,182
Gross profit	3,721		4,899		3,357
Gross profit margin	17.3%		17.5%		14.5%

Operating loss	(455)		(1,199)		(1,285)
Operating loss margin	(2.1	) %	(4.3	) %	(5.5	) %

IT Solutions
Revenue	$64,322		$57,442		$65,484
Gross profit	11,109		10,306		11,257
Gross profit margin	17.3%		17.9%		17.2%

Operating profit	1,796		1,228		1,651
Operating profit margin	2.8%		2.1%		2.5%

	For the three months ended
Engineering Solutions Revenue	March 31,				December 31,
by Vertical:	2010		2009		2009

CDI Process and Industrial (e)	$77,622		$91,679		$80,883
CDI Government Services	20,058		21,894		21,733
CDI Aerospace (e)	12,024		14,982		12,264

Total Engineering Solutions Revenue	$109,704		$128,555		$114,880

(a) Includes a $4.3 million charge associated with the Department of Justice investigation for the three months ended December 31, 2009.

(b) Net loss attributable to CDI for the current quarter combined with the earnings (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(c) Earnings (loss) before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(d) Includes $351, $302 and $498 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended March 31, 2010 and 2009 and December 31, 2009, respectively.

(e) Revenue for 2009 has been reclassified to conform to the 2010 presentation.